N E W S   R E L E A S E

               APHTON AGREES TO SELL NOTES FOR $20 MILLION IN TWO
                  TRANCHES AND CLOSES FIRST $15 MILLION TRANCHE

                                 March 31, 2003

               Miami, FL - Aphton Corporation (Nasdaq: APHT) announced it issued and sold in a private placement convertible, redeemable, 5-year, interest-bearing notes and warrants to three institutional investors, including a substantial participation by two existing investors in the Company, for proceeds of $15 million in the first tranche closing; the proceeds will be wired tomorrow. The Notes are convertible at a fixed price of $2.50 per share; as part of the transaction Aphton also issued to the investors five year warrants with a fixed exercise price of $2.70 per share (both are at a premium to the market price of the common stock as of the last closing price), unless otherwise adjusted prior to conversion pursuant to the provisions of the notes and warrants. We have the right and obligation to redeem the notes under certain conditions at any time after the third year from the issuance date. The securities have registration rights. In addition, and subject to certain conditions, we are obligated to sell and one of the investors is obligated to purchase an additional $5 million of such notes and warrants convertible into shares of our common stock, also with registration rights, in the second tranche. In compliance with regulatory requirements, Aphton intends to hold a shareholder's meeting to approve certain aspects of the transaction; in connection with the shareholder's meeting, Aphton has already secured irrevocable proxies from certain of its existing shareholders to vote in favor of the transaction and believes that it will have a strong favorable majority vote.

               Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

               The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements.

               Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other

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risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.

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